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                               EXHIBIT NO. 6.5


                     FINANCIAL ADVISORY AGREEMENT BETWEEN
                      VILLIERS CAPITAL PARTNERS, LLC AND
         INTEGRATED SYSTEMS INTERNATIONAL, INC. DATED MARCH 9, 2000.







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                          FINANCIAL ADVISORY AGREEMENT

         This FINANCIAL ADVISORY AGREEMENT ("Agreement") is made by and between VILLIERS CAPITAL PARTNERS, LLC, a New York Corporation, (hereafter "VCP"), and INTEGRATED SYSTEMS INTERNATIONAL, INC. a Nevada Corporation, (hereafter referred as the "Company") and dated March 9, 2000. In consideration of the mutual promises contained herein, and on the terms and conditions herein set forth, the parties agree as follows:

                                    ARTICLE 1

                                   ENGAGEMENT.

         VCP is hereby retained as the Company's financial advisor.

                                    ARTICLE 2

                                    SERVICES.

         VCP agrees to provide to the Company the financial advisory services described below:

                  (i) Assist in the preparation and dissemination of information materials for potential investors;

                  (ii) Act as an exclusive agent to the Company to employ the underwriters;

                  (iii) Coordinate and advise on aspects of public relations, shareholders relations, availability of opportunities to expand the Company's investor base, audit coordination, relationships with underwriters, transfer agents, market-makers and other broker dealers in matters related to the securities of the Company;

                  (iv) Seek and evaluate acquisition candidates for the Company;

                  (v) Assist in the preparation and coordination of annual, quarterly and current filings as required of the Company pursuant to the Securities and Exchange Act of 1934 and Regulations of the Securities and Exchange Commission.



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                                    ARTICLE 3

                                  COMPENSATION.

         3.01 In consideration for such services, the Company agrees to pay VCP a monthly advisory fee of $3,500 during the first year of this Agreement and a monthly advisory fee of $5,000 during the second and third year of this Agreement. During the fourth and fifth year of this Agreement, the Company agrees to pay VCP a monthly advisory fee of $7,500.

         3.02 In addition to the monthly financial advisory fees payable to VCP pursuant to Article 3.01, the Company shall pay or cause to be paid to VCP the amounts of which will be equal to stated percentages of the funds raised. The fees shall be payable in accordance with the "Lehman" formula as follows:

                (i)    5% of the first $1 million of the funds raised;

                (ii)   4% of the second $1 million of the funds raised;

                (iii)  3% of the third $1 million of the funds raised;

                (iv)   2% of the fourth $1 million of the funds raised; and

                (v)    1% of any additional funds raised.

         3.03 The Fees set forth above shall be payable with respect to and upon completion of any transaction with any financing source:

                (i)    While this Agreement remains in effect; or

                (ii) During an eight (8) month period (the "Tail Period") following the termination of this Agreement. Within ten (10) days following the termination of this Agreement by either party for any reason, VCP shall designate in writing to the Company all prospective financing sources to which VCP or the Company, during the term of this Agreement, made a presentation and had discussions with, regarding a possible funding. Within ten days of receipt of VCP list, the Company shall notify VCP in writing of all prospective financial sources which were in contact with the Company during the term of this Agreement and which are not included in VCP's designation. If a financing is concluded with the prospective financing source, included in either such designations during the Tail Period, VCP shall be entitled to be compensated as provided in this Agreement.

         3.04 While this Agreement remains in effect, VCP shall have a right of first refusal to raise funds for the Company;



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         3.05   In addition to any fees payable to VCP pursuant to this
Agreement, VCP shall be entitled to reimbursement on a monthly basis for all reasonable and itemized out-of-pocket expenses, incurred by VCP in connection with the performance of services hereander. The costs that will be charged to the Company shall include, among other things, printing, travel expense, legal and accounting fees, postage, overnight mail costs and messenger fees. Expenses shall not be incurred without the advance approval of the Company.


                                    ARTICLE 4

                             TERMS AND TERMINATION.

         4.01.1 This Agreement shall be for an initial term of five (5) years from the date hereof. Thereafter, this Agreement shall automatically be renewed for successive one (1) year terms unless either party notifies the other in writing of its intent not to renew not less than thirty (30) days before the end of the initial term or the one-year renewal term.

         4.02 Either party hereto shall have the right to terminate this Agreement upon ninety (90) days written notice to the other party.

         4.03 No termination of this Agreement, however brought about, shall deprive VCP of the right to receive all of the following:

                  (i) A prorated (for the number of days up to the date of termination) portion of the monthly Advisory Fees set forth in Article 3.01 above.

                  (ii) The full amount of the Fees set forth in Article 3.02 above for raising the funds for the Company during the period before early termination of this Agreement and continuing through the Tail Period.

                  (iii) All reasonable expenses incurred by VCP up to the date of early termination and authorized under this Agreement.


                                    ARTICLE 5

                                CONFIDENTIALITY.

         5.01. The Company and VCP agree that any information or advice, written or oral, provided by either party pursuant to this Agreement will be treated by the receiving party as confidential, and will be used solely by the parties hereto and will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be included in or referred to, in whole or in part in any communication whether written or oral, prepared, issued or transmitted by either party or any affiliate, director, officer, employee,



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agent or representative of either party, without, in each instance, the originating party's prior written consent. Further, in connection with this engagement of VCP, it is contemplated that either party may supply to the other party certain nonpublic or proprietary information concerning the originating party or its operations ("Confidential Information"). Both parties agree to use their best efforts to appropriately denote as confidential all such information, which is delivered in written form.

         5.02. VCP shall disclose Confidential Information of the Company solely for the purposes of rendering services pursuant to and in accordance with this Agreement; provided, however, that the foregoing shall not apply to any information which becomes publicly available other than as a result of the breach of either parties' undertakings hereunder, or that which either party may be required to disclose by judicial or administrative process in connection with any action, suit, proceeding or claim.


                                    ARTICLE 6

                                    CONFLICTS.

         The Company acknowledges that VCP and its affiliates have and will continue to have financial advisory and other relationships with parties other than the Company pursuant to which VCP may acquire information of interest to the Company. VCP shall have no obligation to disclose such information to the Company. The Company recognizes that VCP is being engaged hereunder to provide the services described above only to the Company and to such other parties, if any, who execute this Agreement in specified other capacities, and is not acting as an agent or a fiduciary of, and shall have no duties or liability to, the holders of the Company's equity or debt or any third party in connection with its engagement hereunder, all of which purported duties are hereby expressly waived. No one other than the Company is authorized to rely upon the engagement of VCP hereunder or any statements, advice or opinions rendered by VCP.


                                    ARTICLE 7

                                   EXCLUSIVITY.

         The Company agrees that no other financing transactions will be authorized by it during the term of this Agreement and it will not directly or indirectly negotiate or enter into any other agreement to perform services on its behalf of the type which VCP is authorized to perform hereunder without the prior express written consent of VCP. No fee payable to any other financial advisor, either by the Company or another entity, shall reduce or otherwise affect the fees payable hereunder to VCP.



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                                    ARTICLE 8

                              PUBLIC ANNOUNCEMENT.

         The Company agrees that VCP shall have the right to place announcements and advertisements in financial newspapers and other financial trade journals subject to the following terms and conditions:

                (i) The Company shall have the right to approve of the form and content of any and all announcements and advertisements before the placement of such announcements or advertisements;

                (ii) Any and all announcements or advertisements are to be limited to the subject of describing VCP's service in connection with this Agreement; and

                (iii) All costs associated with publishing any and all announcements or advertisements contemplated under this paragraph shall be borne solely by VCP.

                                    ARTICLE 9

                                INDEMNIFICATION.

         9.01 The Company shall indemnify and hold harmless VCP and its affiliates, officers, directors, agents and employees from and against any and all losses, claims, damages, liabilities or actions which arise out of or based upon:

                (i) any untrue statement or information contained in the materials furnished to VCP by the Company, or any supplement thereto;

                (ii) any omission to state a fact which renders information supplied misleading;

                (iii) any breach of the representations, warranties, covenants and/or agreements of the Company contained in this Agreement; and

                (iv) any actions, direct or indirect, by the Company or its agents (other than VCP) in connection with any offering and sale of securities which are in violation of any applicable federal or state securities laws and regulations.



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         9.02   VCP shall indemnify and hold harmless the Company and its
officers, directors, agents and employees, from and against any and all losses, claims, damages, liabilities or actions which arise out of or are based upon:

                (i) any misrepresentations by VCP concerning the Company which is not based upon material provided by the Company;

                (ii) any breach of the representations, warranties, covenants and/or agreements of VCP contained in this Agreement; and

                (iii) any action, direct or indirect, by VCP in violation of any applicable federal or state securities laws and regulations in connection with the offering and sale of the Company's securities.

         9.03 Each indemnifying party under this Article IX shall immediately reimburse each indemnified party for all expenses (including, without limitation, reasonable fees and disbursements of legal counsel) incurred by the indemnified party in connection with investigating, preparing for or defending any action or claim, whether or not in connection with pending or threatened litigation or an administrative proceeding.

         9.04   Promptly after receipt by an indemnified party under this
Article IX of notice of the commencement of any action or proceeding, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Article IX, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party so desires jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties. The failure to notify an indemnifying party promptly of the commencement of any such action or proceeding, if prejudicial to its ability to defend such action or proceeding, shall relieve such indemnifying party of any liability to the indemnified party under this Article IX, but the omission to so notify an indemnifying party will not relieve such indemnifying party of any liability which it may have to any indemnified party otherwise under this Article IX. No indemnifying party shall be liable for the settlement of any proceeding (including any governmental investigation) effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, such indemnifying party shall indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

         9.05 Neither VCP nor the Company will be responsible for any losses, claims, damages, liabilities or expenses of the other which are determined by a final judgment of a court of competent jurisdiction to have resulted solely from actions taken or omitted to be taken by such other party due to such other party's false statements, willful misconduct or gross negligence.



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         IN WITNESS WHEREOF, VILLIERS CAPITAL PARTNERS, LLC and THE COMPANY
have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above, to be effective.


         VILLIERS CAPITAL PARTNERS, LLC

         By:    /s/ ANNA PETINOVA
               --------------------------------
         Name:  Anna Petinova
               --------------------------------
         Title:  Managing Partner
               --------------------------------


         INTEGRATED SYSTEMS INTERNATIONAL, INC.

         By:    /s/ TERRENCE M. TIERNEY
               --------------------------------
         Name:  Terrence M. Tierney
               --------------------------------
         Title:  President
               --------------------------------








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